Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of January 28, 2013, is by and between Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”), and Somerset Hills Bancorp, a New Jersey corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to as a “Constituent Corporation” or a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging Somerset Hills Bank, a New Jersey-chartered commercial bank (the “Company’s Bank”) and a wholly-owned subsidiary of the Company, with and into Lakeland Bank, a New Jersey-chartered commercial bank (the “Parent’s Bank”) and a wholly-owned subsidiary of Parent, with the Parent’s Bank as the surviving corporation, as provided in Section 1.14 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of the Company and Parent have duly adopted and approved this Agreement and have directed that the Agreement (in the case of the Company) or the issuance of the shares of Parent Common Stock issuable thereby (in the case of Parent) be submitted to their respective shareholders for approval.

B. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. The name of the Surviving Corporation shall continue to be Lakeland Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey, on a date determined by Parent on at least five Business Days prior notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period) and either Party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the consummation of the Closing, Parent and the Company shall cause to be filed, with the Department of the Treasury of the State of New Jersey, a certificate of merger relating to the Merger, in form and substance reasonably satisfactory to Parent and the Company and consistent with the terms of this Agreement (the “Certificate of Merger”). The Certificate of Merger shall specify the Effective Time of the Merger. For purposes of this Agreement, the term “Effective Time” shall mean (i) a date and time following the consummation of the Closing agreed to by Parent and the Company and set forth in the Certificate of Merger (which date and time the Parties currently anticipate will be the close of business on the Closing Date) or (ii) in the event that the Parties fail to specify such date and time in the Certificate of Merger, the time of the filing of the Certificate of Merger. The Merger shall be effective as of the Effective Time.

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Sections 2.2(e) and 8.1(k) of this Agreement, each share of the Company’s common stock, no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5 of the Agreement, either:

(i) 1.1962 shares of common stock, no par value, of Parent (“Parent Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of such number to one, the “Exchange Ratio”); or

(ii) cash in an amount equal to twelve dollars ($12.00) (the “Per Share Cash Consideration”).

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio.

1.5 Election Procedures.

(a) Allocation. The allocation of the Aggregate Merger Consideration between cash and shares of Parent Common Stock shall be determined pursuant to this Section 1.5.

(b) Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 1.5, each record holder immediately prior to the Effective Time of shares of Company Common Stock will be entitled (i) to elect to receive cash for 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such shares (each, a “Cash Election”), (ii) to elect to receive Parent Common Stock for 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such shares (a “Stock Election”), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). In the event that any such holder makes elections which together cover more than 100% of the shares of Company Common Stock that such Person owns as of the Effective Time, such holder shall be deemed to have made a Stock Election with respect to 50% of such holder’s shares and a Cash Election with respect to 50% of such holder’s shares. In the event that any such holder makes elections which together cover less than 100% of the shares of Company Common Stock that such Person owns as of the Effective Time, such holder shall be deemed to have made a Non-Election with respect to the number of shares for which no Cash Election, Stock Election or Non-Election was made. In the event that any such holder makes a Cash Election or Stock Election for a percentage of such holder’s shares that is other than 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such holder’s shares, the number of shares deemed to be so elected shall be reduced to the next lowest percentage permitted to be elected hereunder. All such elections shall be made on a form designed for that purpose by Parent (a “Form of Election”), which form shall be acceptable to the Company, such acceptance not to be unreasonably withheld. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner. For purposes of this Agreement, all shares covered by Stock Elections shall be referred to herein as “Stock Election Shares”, all shares covered by Cash Elections shall be referred to herein as “Cash Election Shares”, all shares covered by Non-Elections shall be referred to herein as “Non-Election Shares”, the number of shares equal to ten percent of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be referred to herein as the “Cash Number” and the number of shares equal to ninety percent of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be referred to herein as the “Stock Number”

(c) Oversubscription for Stock. If the aggregate number of Stock Election Shares exceeds the Stock Number, all Non-Election Shares and Cash Election Shares shall be converted into the right to receive cash, and the Stock Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares (“Cash Designated Shares”) such that the number of Cash Designated Shares will, when added to the number of Cash Election Shares and Non-Election Shares, be equal as closely as practicable the Cash Number, and all such Cash Designated Shares shall be converted into the right to receive cash; and

(ii) the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive shares of Parent Common Stock.

(d) Oversubscription for Cash. If the aggregate number of Cash Election Shares exceeds the Cash Number, all Non-Election Shares and Stock Election Shares shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Designated Shares”) such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable the Stock Number, and all such Stock Designated Shares shall be converted into the right to receive Parent Common Stock; and

(ii) the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

(e) Other Outcomes. If the aggregate number of Cash Election Shares is equal to or less than the Cash Number and the aggregate number of Stock Election Shares is equal to or less than Stock number, then all Stock Election Shares shall be converted into the right to receive Parent Common Stock, all Cash Election Shares shall be converted into the right to receive cash and all Non-Election Shares (if any) shall be converted into the right to receive Parent Common Stock or the right to receive cash in the following manner:

(i) the Exchange Agent will select from among the holders of Non-Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Exchanged Shares”) such that the number of Stock Exchanged Shares will, when added to the number of Stock Election Shares, be equal as closely as practicable to the Stock Number, and all such Stock Exchanged Shares shall be converted into the right to receive Parent Common Stock; and

(ii) the Non-Election Shares not so selected as Stock Exchanged Shares shall be converted into the right to receive cash.

(f) Procedures for Holders’ Elections. Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent a Form of Election which is received by the Exchange Agent prior to the Election Deadline. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust company in the United States or a member of a registered national securities exchange or the Financial Industry Regulatory Authority). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding, provided that Parent (and the Exchange Agent) does not act unreasonably. Neither Parent nor the Exchange Agent will be under any obligation to, but Parent and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.5 and all such computations shall be conclusive and binding on the holders of Company Common Stock, provided that the Exchange Agent does not act unreasonably.

(g) Failure of Holder to Elect. For the purpose hereof, a holder of Company Common Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election with respect to all of such holder’s shares of Company Common Stock. Except as otherwise provided in Section 1.5(b) of this Agreement, if Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline, be deemed to be of no force and effect and the shareholder or Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election with respect to the shares of Company Common Stock covered by such purported Cash Election or Stock Election.

(h) Mailing of Election Forms to Holders and Election Deadline. Parent and the Company shall each use its best efforts to mail the Form of Election to all persons who are holders of record of Company Common Stock on the record date for the Company Shareholders’ Meeting and who become holders of Company Common Stock during the period between the record date for the Company Shareholders’ Meeting and 10:00 a.m. New York time, on at least the date fifteen calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Company Common Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by 5:30 p.m., New York City time, on the third Business Day prior to the Closing Date (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(i) Increase in Stock Election Number Due to Tax Opinion. If the tax opinion referred to in Section 7.1(d) of this Agreement and to be delivered at the Closing (the “Tax Opinion”) cannot be rendered (as reasonably determined by Lowenstein Sandler LLP and as reasonably concurred in by Windels, Marx, Lane & Mittendorf, LLP) as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), then, if so requested by Parent, the Cash Number shall be decreased and the Stock Number shall be increased to the minimum extent necessary to enable the Tax Opinion to be rendered.

1.6 Exchange Agent. The Company and Parent hereby appoint American Stock Transfer and Trust Company (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

1.7 Stock Awards.

(a) All outstanding options that may be exercised for shares of Company Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by the Company’s 1998 Combined Stock Option Plan, 2001 Combined Stock Option Plan, 2007 Equity Incentive Plan or 2012 Equity Incentive Plan (collectively, the “Company Stock Compensation Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). The Stock Options presently governed by the Company’s 1998 Combined Stock Option Plan represent the right to purchase Company Common Stock and not the capital stock of the Company’s Bank. True and complete copies of the Company Stock Compensation Plans and all Option Grant Agreements relating to outstanding Stock Options have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.7(a) of the then current draft of this Agreement). Within ten days from the date hereof, the Company Stock Compensation Plans shall be amended, and the Company’s Board of Directors shall take all other actions necessary, such that all Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall automatically be converted as of the Effective Time into options to purchase Parent Common Stock (“New Stock Options”), which New Stock Options shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the New Stock Options, the optionholder will receive Parent Common Stock rather than Company Common Stock, (ii) the number of shares of Parent Common Stock covered by each New Stock Option shall equal the number of shares of Company Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio (rounded up or down to the nearest whole share, with .50 being rounded down), (iii) the exercise price of each New Stock Option shall equal the exercise price applicable to the corresponding Old

Stock Option divided by the Exchange Ratio (rounded up or down to the nearest whole cent, with .50 being rounded up) and (iv) the committee that administers the plan by which such New Stock Options are governed shall be the compensation committee of the Board of Directors of Parent. In all other material respects, the New Stock Options shall be governed by the terms of the Company Stock Compensation Plans at and after the Effective Time. Promptly after the Effective Time, Parent shall use its reasonable best efforts to register the shares issuable upon exercise of the New Stock Options under the Securities Act, and to keep such registration in effect until such time as all New Stock Options have been exercised.

(b) The Company has not granted any shares of restricted stock pursuant to the Company Stock Compensation Plans or any other plan.

1.8 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.9 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10 By-Laws. At the Effective Time, the by-laws of Parent, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.11 Directors and Officers of the Surviving Corporation. The directors of Parent immediately prior to the Effective Time, together with Edward B. Deutsch and Thomas J. Marino (or if either such person is unable or unwilling to serve, such other person or persons from among the current members of the Board of Directors of the Company as Parent shall designate), shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. It is intended that, subject to the exercise by Parent’s Board of Directors of its fiduciary duties, such two directors will be nominated for re-election at Parent’s 2014 annual meeting of shareholders in a manner consistent with Parent’s certificate of incorporation and by-laws and the objective of providing for staggered classes with an equal number, or as nearly equal a number as possible, of members in each such class. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.13 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

1.14 The Bank Merger. Immediately following the Effective Time, the Company’s Bank shall be merged with and into the Parent’s Bank (the “Bank Merger”) in accordance with the provisions of the Bank Merger Act and, to the extent applicable, the New Jersey Banking Act of 1948, as amended (the “Banking Act”), and the regulations of the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Parent’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Company’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company’s Bank and the Parent’s Bank and all of the property, rights, privileges, powers and franchises of each of the Company’s Bank and the Parent’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company’s Bank and the Parent’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and by-laws of the Parent’s Bank shall become the certificate of incorporation and by-laws of the Surviving Bank, the officers and employees of the Parent’s Bank and the officers and employees of the Company’s Bank shall be the officers and employees of the Surviving Bank with such modifications as the Board of Directors of the Parent’s Bank shall determine, and the directors of the Parent’s Bank, together with Edward B. Deutsch and Thomas J. Marino (or if either such person is unable or unwilling to serve, such other person or persons from among the current members of the Board of Directors of the Company as Parent shall designate), shall be the directors of the Surviving Bank. The Company and Parent shall cause the Company’s Bank and the Parent’s Bank to execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A annexed hereto, for delivery to the FDIC and the New Jersey Department for approval of the Bank Merger.

1.15 No Dissenters’ Rights. Consistent with the provisions of the BCA, no shareholder of the Company shall have appraisal rights with respect to the Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the cash, shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the cash and/or shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III and Articles V and VI, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Company’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Company’s Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2007 (or since the date of formation with respect to any such entity formed on or after December 31, 2007) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent’s counsel.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists, and at Closing will consist, solely of 9,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date hereof, there were 5,369,673 shares of Company Common Stock outstanding, no shares of Company Common Stock held by the Company as treasury stock, no shares of Company Preferred Stock outstanding and no shares of Company Preferred Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 334,536 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Compensation Plans and described in Section 3.2(a) of the Company Disclosure Schedule. All statements made in Section 1.7(a) of this Agreement regarding the outstanding Stock Options and all statements made in Section

1.7(b) of this Agreement regarding the absence of restricted stock are accurate. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Stock Option: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Stock Option constitutes an incentive stock option under the Code. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as otherwise set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary. Assuming compliance by Parent with Section 1.7 of this Agreement, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries. The authorized capital stock of the Company’s Bank consists of 5,000,000 shares of common stock, $5.00 par value per share, of which 1,500,000 shares of the Company’s Bank’s stock are outstanding and are owned by the Company.

(c) The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. With respect to each grant of Stock Options, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. The Company has not granted, and there is no and has been no Company policy or practice to grant, any Stock Options prior to, or otherwise coordinated the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its financial results or prospects. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to the Company or any of its Subsidiaries.

(d) No bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.

(e) In 2009, the Company issued $7.4 million in Company Preferred Stock to the U.S. Treasury under the Capital Purchase Program of the U. S. Treasury’s Troubled Assets Relief Program. In addition, the Company issued to the U. S. Treasury common stock purchase warrants permitting the U.S. Treasury to purchase up to 163,065 shares of Company Common Stock at an exercise price of $6.82 per share. In 2009, the Company redeemed all such shares of Company Preferred Stock and repurchased all such warrants.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement and (y) the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at the Company Shareholders’ Meeting and (iv) resolved to recommend that the Company’s shareholders approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The execution and delivery of the Bank Merger Agreement have been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy

Statement”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a joint proxy statement and prospectus, (e) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company, (f) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (g) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary on behalf of the Company or the Company’s Bank in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2009, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) The Company has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2009 (the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied, and each Company Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 and to the Knowledge of the Company no enforcement action has been initiated by the SEC against the Company or its officers or directors relating to disclosures contained in any Company Report.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company’s management has not yet completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2012, but the Company has no reason to believe that, once completed, such assessment will not conclude that such controls were effective.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2009, 2010 and 2011, in each case accompanied by the audit report of Crowe Horwath LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2012 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2011 and 2012 and (d) the notes related thereto (collectively, the “Company Financial Statements”). The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of financial condition of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company’s consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will comply with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of September 30, 2012, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since September 30, 2012, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since September 30, 2012, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (y) “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Company Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of its then independent public accountants) for the Company and its Subsidiaries since January 1, 2010.

3.7 Broker’s and Other Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods (the “Advisory Firm”) in accordance with the terms of a letter agreement between the Advisory Firm and the Company, a true and complete copy of which has previously been delivered by the Company to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.7 of the then current draft of this Agreement). Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2011, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2011, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 of this Agreement between December 31, 2011 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2011, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company,

(ii) any grant, award or issuance of Stock Options or restricted stock (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2011) or amendment or modification to the terms of any Stock Options,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock,

(v) any issuance or the authorization of any issuance of any shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(viii) any material change in the investment policies or practices of the Company or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2008. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance) and no such nonqualified deferred compensation plan has been materially modified within the meaning of Code Section 409A (and associated U.S. Treasury Department guidance). Each Stock Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Neither the Company nor any of its ERISA Affiliates (i) has ever established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) has ever contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent’s counsel true and complete copies of each of the following with respect to each of the Company Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications and correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan; (vii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements; and (viii) all communications material to any employee or group of employees relating to any Company Benefit Plan and any proposed Company Benefit Plans.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2011, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2011.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section

401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Company Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(o) Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of the Company and its Subsidiaries whose annual salary and bonus for the year ended December 31, 2012 was in excess of $50,000 (calculated on a per annum basis with respect to any such employee who was not employed by the Company and its Subsidiaries for the entire year), (ii) the names of each director of the Company or any Subsidiary, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during each of the years ended December 31, 2011 and December 31, 2012. To the Knowledge of the Company, no employee named in Section 3.11(r) of the Company Disclosure Schedule has any current plans to terminate employment or service with the Company or any Subsidiary. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Company Disclosure Schedule accurately sets forth the amounts payable upon consummation of the Merger under the agreements described therein.

3.12 Company Information.

(a) The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries to be contained in the Company’s regulatory applications, including without limitation its applications to the FRB, the FDIC and the New Jersey Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2010, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract with a remaining term of greater than ninety days or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the Ordinary Course of Business) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of September 30, 2012 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered to Parent’s counsel true and complete copies of each Company Contract (with a designation that such copies have been delivered pursuant to Section 3.14 of the then current draft of this Agreement).

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16. Properties and Insurance.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of the then current draft of this Agreement) to the extent in the possession of the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property leased by the Company or any of its Subsidiaries under the Real Property Leases. The Company has furnished to Parent’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.16(c) of the then current draft of this Agreement). None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Parent’s counsel. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.

(d) The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company has delivered to Parent’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Company Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases. The Company has delivered to Parent’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its

Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) The Company’s Bank has purchased in 2003 and 2007, for an aggregate premium (from a 1035 exchange from TPC Consulting) of $6.5 million received by the insurance carriers after 1035 exchange costs, approximately $7.1 million of bank owned life insurance (“BOLI”) coverage covering the lives of 19 officers and directors of the Company’s Bank (the “BOLI Covered Individuals”). The Company’s Bank has entered into an agreement with each BOLI Covered Individual (an “Insurance Agreement”) entitling such BOLI Covered Individual to receive a death benefit. Section 3.16(g) of the Company Disclosure Schedule sets forth the names and current ages of each of the BOLI Covered Individuals, and the formula for determining the death benefit that each such individual will be entitled to receive. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, in no event will any BOLI Covered Individual be entitled to receive more than $25,000 upon his or her death pursuant to the Insurance Agreements and any other plan or arrangement entered into in connection with the Company’s Bank’s BOLI, all of which shall be funded by the Company’s Bank’s BOLI without the payment of any further premium. Other than the BOLI for the BOLI Covered Individuals, the Company and its Subsidiaries do not sponsor, maintain or otherwise provide BOLI coverage or any other type of insurance coverage providing, or shall be obligated to pay, any death benefits with respect to any current or former employee, officer or director of the Company or its Subsidiaries. The Company has delivered to Parent’s counsel true and complete copies of the agreements and other documents providing for the BOLI, the Insurance Agreements and of any plan documents that afford to the BOLI Covered Individuals any rights to receive payments from the Company’s Bank’s BOLI (with a designation that such copies have been delivered pursuant to Section 3.16(g) of the then current draft of this Agreement). Such Insurance Agreements and plan documents will entitle the BOLI Covered Individuals to the payments set forth herein, but no other payments.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.;

the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Advisory Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair to the shareholders of the Company from a financial point of view. A copy of such opinion has been delivered to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.18 of the then current draft of this Agreement).

3.19 Indemnification. Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2012, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of December 31, 2012 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2012, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of December 31, 2012, was classified as “Other Real Estate Owned” (“OREO”)and the book value thereof as of such date.

(c) As of September 30, 2012, the allowance for loan losses in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies. As of September 30, 2012, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies.

(d) The Company has previously delivered to Parent a schedule setting forth a list of all Loans as of December 31, 2012 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, since December 31, 2007, neither the Company nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company (i) has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.12 of this Agreement, apply to this Agreement or any of the other transactions contemplated hereby and (ii) has taken all action required to be taken by it pursuant to Section      of the certificate of incorporation of the Company to assure that the representation set forth in Section 3.24 of this Agreement is accurate.

3.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2012.

(d) None of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit.

3.24 Vote Required. Approval by holders of a majority of the outstanding shares of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of this Agreement and the Merger. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the Knowledge of Company, the Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Other than as set forth in Section 3.25(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

(i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, from January 1, 2010 through the date hereof, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.

3.27 Mortgage Banking Activities.

(a) All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loss mitigation, loan modification, foreclosure and real property administration activities) in accordance with Applicable Requirements. To the Knowledge of the Company and its Subsidiaries (and, for the purposes of this Section 3.27, to the Knowledge of Laura Ferraro), no fraud, error, omission, misrepresentation, mistake or similar occurrence has occurred in connection with the origination or servicing of any of the Mortgage Loans. SFS does not engage in (nor has it ever engaged in) the servicing of Mortgage Loans other than periods of time not exceeding ninety (90) days after which each Mortgage Loan was sold to a Person not affiliated with the Company.

(b) None of the Mortgage Loans have ever been classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” “covered,” or “predatory” loans under any other Applicable Requirement.

(c) Section 3.27(c) of the Company Disclosure Schedule contains a list of all audits, investigations and reports conducted of Sullivan Financial Services (“SFS”) by any Agency, Investor or Auditor. The Company has provided to Parent’s counsel a description of all adverse findings identified in all such audits, investigations and reports, together with the corrective action taken by SFS in response thereto.

(d) With the exception of the terms of SFS’s loan sale agreements requiring SFS to repurchase loans or reimburse, indemnify or hold the buyer harmless in the event of (i) an early payment default, as defined in such agreements, or (ii) a breach of the representations and warranties included in any such agreement, all of which have been provided to Parent (with a designation that such copies have been delivered pursuant to Section 3.27(d) of the then current draft of this Agreement), SFS is not a party to (A) any agreement or obligation with or to any Person to purchase or repurchase from any such Person any Mortgage Loan or any real property or (B) any agreement or understanding to reimburse, indemnify or hold any such Person harmless or otherwise assume liability with respect to any liability, loss, costs or expense suffered or incurred in connection with any Mortgage Loan or real property. To the Company’s Knowledge (and, for the purposes of this Section 3.27, to the Knowledge of Laura Ferraro), no set of

facts or circumstances exist in connection with the origination or sale of any Mortgage Loan or real property, or otherwise, that would give the right to any Person to cause, or to otherwise cause, the Company or any of its Subsidiaries (x) to purchase or repurchase any Mortgage Loan or mortgaged property or (y) to reimburse, indemnify or hold any Person harmless or otherwise assume liability with respect to any liability, loss, costs or expense suffered or incurred in connection with any Mortgage Loan or real property. Section 3.27(d) of the Company Disclosure Schedule sets forth a complete list of each repurchase, reimbursement, indemnity or hold harmless claim that the Company’s Bank or SFS has been subject to over the past five (5) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

(e) SFS has all licenses, registrations, permits, authorizations and approvals issued or granted by any Governmental Entity or Agency necessary for the origination or servicing of mortgage loans (the “Mortgage Banking Licenses”). All personnel of Sullivan who are required to be licensed, registered or otherwise authorized or approved individually are so licensed, registered or otherwise authorized or approved. All of the Mortgage Banking Licenses will be available for use by Sullivan and its personnel immediately after the Closing, subject only to such filings, authorizations or approvals as are set forth on Section 3.4 of the Company Disclosure Schedule for each respective Mortgage Banking License. No current or former officer or manager and no personnel of the Company or any of its Subsidiaries has been indicted, arraigned, or convicted for any criminal offenses or any fraudulent activity relating to Sullivan, Sullivan’s business or the Mortgage Loans. No officer, director, loan originator or other personnel has been (i) subject to any debarment, suspension or limited denial of participation in connection with any federal government program or subject to any investigation or examination that could result in such a debarment, suspension or limited denial of participation, (ii) identified on the Freddie Mac Exclusionary List, or (iii) subject to any investigation, hearing or other proceeding that could lead to the loss, suspension or restriction of a license or other approval issued by a Governmental Entity or Agency.

(f) SFS has never owned, originated, processed, serviced or subserviced any loans or other receivables, consumer or otherwise, other than the Mortgage Loans.

(g) As of the Closing Date only:

(i) SFS shall be the sole owner and holder of all right, title and interest in and to each of the Acquired Mortgage Loans, other than as set forth on Section 3.27(g) of the Company Disclosure Schedule. SFS has not previously assigned, transferred or encumbered any of the Acquired Mortgage Loans.

(ii) Each Acquired Mortgage Loan shall be eligible for sale, without underwriting or other exception, under the Investor Program under which such Acquired Mortgage Loan has been originated.

(iii) SFS will have no Acquired Hedging Assets.

3.28 Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Parent’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of December 31, 2012, there were 29,725,890 shares of Parent Common Stock outstanding, 216,077 shares of Parent Common Stock held by Parent as treasury stock, no shares of Parent Preferred Stock outstanding and no shares of Parent Preferred Stock held as treasury stock. As of December 31, 2012, there were no shares of Parent Common Stock reserved for issuance except for 1,947,880 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock incentive plans (the “Parent Stock Incentive Plans”) and dividend reinvestment and stock purchase plan (the “Parent DRIP”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Parent Stock Incentive Plans and pursuant to the Parent DRIP, as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement and (y) the approval of Parent’s shareholders as contemplated herein, to consummate the transactions contemplated hereby and the Parent’s Bank Subsidiary has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (including the shares of Common Stock subject to the New Stock Options) be submitted to Parent’s shareholders for approval at the Parent Shareholders Meeting and (iv) resolved to recommend that Parent’s shareholders approve such authorization at the Parent Shareholders Meeting. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Parent’s Bank. Except for the above-mentioned authorization by the requisite vote of Parent’s shareholders, no other corporate proceedings on the part of Parent or the Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by the Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Parent’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by the Parent’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (e) the authorization of the issuance of the shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options) by the requisite vote of the shareholders of Parent, (f) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (g) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent or the Parent’s Bank in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Parent’s Bank of the Bank Merger Agreement and (4) the consummation by the Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Parent Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.5 of the Parent Disclosure Schedule, no Parent’s Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2009 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank

Merger. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

4.6 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2009, 2010 and 2011, in each case accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of September 30, 2012 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 2011 and 2012 and (d) the notes related thereto (the “Parent Financial Statements”). Grant Thornton PC is independent with respect to the Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

4.7 SEC Reports.

(a) Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2009 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 and to the Knowledge of Parent no enforcement action has been initiated against Parent or its officers or directors by the SEC relating to disclosures contained in any Parent Report.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

Parent’s management has not yet completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2012, but Parent has no reason to believe that, once completed, such assessment will not conclude that such controls were effective.

(c) Except as set forth in Section 4.7(c) of the Parent Disclosure Schedule, since January 1, 2010, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2011, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Parent Information.

(a) The information relating to Parent and the Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Parent, and up to and including the date of the meeting of shareholders of Parent to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to Parent and its Subsidiaries to be contained in the Parent’s applications to the FRB, the FDIC and the New Jersey Department will be accurate in all material respects.

4.11 Compliance with Applicable Law. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent.

4.12 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

(b) Neither Parent nor any of its Subsidiaries is an “interested stockholder” of the Company as defined under Section 14A:10A-3 of the BCA.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.14 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Vote Required. Assuming that a quorum is present at the Parent Shareholders’ Meeting, approval by a majority of the votes cast at such meeting shall be sufficient to constitute approval by Parent’s shareholders of the issuance of all shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options). A majority of the outstanding shares of Parent Common Stock constitutes a quorum for purposes of the Parent Shareholders’ Meeting

4.16 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

4.17 Loan Loss Provision. As of September 30, 2012, the allowance for loan losses in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies. As of September 30, 2012, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of all Parent Regulatory Agencies.

4.18 Community Reinvestment Act. All Subsidiaries of Parent that are subject to the CRA have a CRA rating of at least “satisfactory”. Except as listed on Section 4.18 of the Parent Disclosure Schedule, from January 1, 2010 through the date hereof, no person or group has adversely commented in writing to Parent or any of its Subsidiaries subject to the CRA in a manner requiring recording in a file of CRA communications upon such entity’s CRA performance.

4.19 Prior Regulatory Applications. Except as disclosed in Section 4.19 of the Parent Disclosure Schedule, from January 1, 2010 through the date hereof, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.

4.20 Regulatory Capital. Upon consummation of the Merger, and after taking effect of the Merger and Parent’s ownership of the Company’s Bank, as calculated on a pro forma basis as of September 30, 2012, Parent will be deemed “well capitalized” under the applicable capital standards and policies of the FRB as in effect on the date of this Agreement (it being understood that this representation shall not be updated as of the Closing Date).

4.21 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than the declaration or payment of a quarterly cash dividend not to exceed $0.08 per share of Company Common Stock at intervals consistent with the Company’s past practices over the prior twelve months;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Stock Options or (v) enter into any agreement with respect to any of the foregoing, except, (A) in the case of clauses (ii) and (iii), for the issuance of up to a total of 334,536 shares of Company Common Stock upon the exercise of Company Stock Options granted under the Company Stock Compensation Plans prior to the date hereof, any such exercise to be in accordance with the original terms of such options, and (Y) in the case of clause (iv), the acceleration of vesting of Stock Options covering up to 134,841 shares of Company Common Stock granted pursuant to the Company Stock Compensation Plans and outstanding on the date hereof;

(c) amend its certificate of incorporation, by-laws or other similar governing documents;

(d) make any capital expenditures other than those that (i) are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2012, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than any acceleration provided for under the terms of the Company Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;

(k) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(n) other than in the Ordinary Course of Business, in individual amounts not to exceed $200,000, and other than investments for the Company’s portfolio made in accordance with Section 5.1(o) of this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(o) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;

(p) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(q) except in the Ordinary Course of Business and in amounts less than $250,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r) (x) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Company’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) the collateral involved in such transaction is located outside of the states of New Jersey and New York, (C) the transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $3,000,000, (D) the transaction involves a new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an aggregate principal amount in excess of $3,000,000, (E) the transaction involves a restructuring of a prior extension of credit with an aggregate principal amount

(prior to the restructuring) in excess of $1,000,000, (F) the underlying extension of credit is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such an extension of credit; (G) the transaction involves a loan or commitment to an employee, director, officer or other Affiliate of the Company or any of its Subsidiaries; (H) the transaction arises outside of the Ordinary Course of Business of the Company and its Subsidiaries; or (I) the transaction involves an “interest rate swap” or (y) make any commitment in respect of any of the foregoing;

(s) incur any additional borrowings beyond those set forth in Section 5.1(s) of the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(t) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Parent, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(v) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

(w) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(x) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(y) after an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Company’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(z) take any other action outside of the Ordinary Course of Business; or

(aa) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cute-Off Date;

(b) change its methods of accounting in effect at December 31, 2012, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors;

(c) amend its certificate of incorporation, by-laws or similar governing documents other than (i) to increase the number of shares of Parent Common Stock that Parent is authorized to issue, (ii) to enable Parent to comply with the provisions of this Agreement, (iii) to enable Parent’s Bank to comply with the provisions of the Bank Merger Agreement, (iv) to establish one or more series of Parent Preferred Stock or (v) to adopt provisions or authorize actions that do not materially and adversely affect the holders of Company Common Stock;

(d) Set the record or declaration date of its quarterly cash dividend so as the frustrate the intention of the parties set forth in Section 6.10 hereof; or

(d) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Merger (the “Company Shareholder Approval”) is obtained but not after, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company dated December 27, 2012 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company Board’s of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the Company’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or the rules of the NASDAQ Global Market, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) In addition to the obligations of the Company set forth in Sections 5.3(a) and (b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause

(i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Company or any of its Subsidiaries.

(ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to their respective shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company acknowledges that the Proxy Statement may include a proposal that Parent’s shareholders approve an amendment to Parent’s certificate of incorporation increasing the number of shares of Parent Common Stock that Parent will be authorized to issue and will include a proposal (the approval of which is a condition to Parent’s obligation to consummate the transactions contemplated hereby) that Parent’s shareholders approve the issuance of Parent Common Stock pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options).

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and the

Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(e) The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist the Company in obtaining the approval of the Company’s shareholders of this Agreement and the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access. However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, the Company acknowledges that Parent may be involved in discussions from time to time concerning other potential acquisitions and Parent shall not be obligated to disclose information regarding such discussions to the Company except as such information is disclosed to Parent’s shareholders generally.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2012), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e) As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Company will deliver to Parent the Company’s Bank’s call reports filed with the New Jersey Department and the FDIC.

6.3 Shareholders’ Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby and holding a “Say on Merger Pay” non-binding advisory vote as required by SEC regulations (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. Parent shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as reasonably practicable after the date of the Company Shareholders’ Meeting for the purpose, among others, of voting upon the authorization to issue the shares of Parent Common Stock issuable pursuant to this Agreement (the “Parent Shareholders’ Meeting”). The Board of Directors of Parent, unless legally required to do otherwise for the discharge by Parent’s Board of Directors of its fiduciary duties as advised by the Board’s legal counsel, shall recommend approval of such authorization.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Voting Agreements. Contemporaneous with the execution of this Agreement, the Company shall deliver to Parent copies of voting agreements, each in the form and substance of the agreement annexed hereto as Exhibit B, signed by each member of the Board of Directors of the Company and by the Company’s chief financial officer and chief lending officer (the “Voting Agreements”).

6.6 NASDAQ Global Select Market Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans; Existing Agreements.

(a) As of or as soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employ of Parent or its Subsidiaries subsequent to the Effective Time (the “Company Employees”) shall be eligible to participate in the employee benefit plans of Parent and its Subsidiaries (the “Parent Plans”) in which similarly situated employees of Parent and its Subsidiaries participate, to the same extent as similarly situated employees of Parent or its Subsidiaries (it being understood that inclusion of Company Employees in such Parent Plans may occur at different times with respect to different plans). The Company agrees to take any necessary actions to cease benefit accruals under any Company plan that is a Tax-qualified defined benefit plan as of the Effective Time.

(b) With respect to each Parent Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent. Parent shall use commercially reasonable efforts to cause each Parent Plan that is a group health plan to waive pre-existing condition limitations applicable to the Company Employees (to the same extent such limitations were satisfied immediately prior to the Closing).

(c) Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Effective Time, the Company shall, and shall cause its Subsidiaries to, terminate any and all Company Benefit Plans that are intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that any such 401(k) Plans shall not be terminated. The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its Subsidiaries, as the case may be. Such resolutions shall be subject to review by, and shall be in form and substance reasonably acceptable to, Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plan as Parent may reasonably request.

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company’s Bank or who serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or serves or has served at the request of the Company as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of its Affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent that the Company would have been permitted under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall Parent be required to expend an aggregate annual premium in excess of 200% of the annual premium most recently paid by the Company prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.8(b) of the Company Disclosure Schedule), (B) if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, Parent shall be deemed to have satisfied all of its obligations pursuant to this Section 6.8(b) in the event that it acquires, or directs the Company to acquire at an aggregate premium cost not to exceed 300% of the annual premium most recently paid by the Company prior to the date hereof, single premium tail insurance. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, such tail insurance with respect to the Company’s existing directors’ and officers’ liability insurance policy.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.10 Coordination of Dividends. Subject to the proviso of Section 5.1(a) of this Agreement, after the date of this Agreement the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the Parent Common Stock, it being the intention of the Parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

6.11 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, Parent shall be under no obligation to retain any employee of Company or Company Bank, Parent will, as of the Effective Date, make a good faith effort to offer continued employment to each employee of Company or the Company Bank, whether in their current position or in another position with Parent or its Subsidiaries, subject to Parent’s employment policies and procedures and the needs of Parent and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of either the Company or the Company’s Bank as of the date hereof whose employment is terminated or substantially adversely modified by Parent or any of its Subsidiaries within one year after the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall be entitled to severance payments from Parent in accordance with the formula set forth in Section 6.11 of the Company Disclosure Schedule. For purposes of this Section 6.11, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses). For purposes of this Section 6.11, an employee’s employment shall be deemed to be substantially adversely modified if there has been a substantial diminution in such employee’s compensation or the overall importance of such employee’s position, as determined by balancing (i) any increase or decrease in the scope of such employee’s responsibilities against (ii) any increase or decrease in the relative extent of the business, activities or functions (or portions thereof) for which such employee has and had responsibility; provided, however, that neither a change of such employee’s title or a change in the employer’s organizational hierarchy, without a decrease in relative responsibility balanced as set forth above, shall be considered a substantial diminution of overall importance.

(b) Parent shall honor and perform under and/or permit the Company to honor and perform under those certain agreements set forth on Section 6.11(b) of the Company Disclosure Schedule.

6.12 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.13 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and in order to formulate the plan of integration for the Merger and the Bank Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.13 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.14 Other Policies. Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and its Subsidiaries, as Parent may reasonably identify to the Company from time to time, provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided in Section 6.13 of this Agreement.

6.15 Other Transactions. The Company acknowledges that Parent may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Company and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions. Parent shall provide the Company and its counsel with copies of such registration statements at the time of filing. The Company agrees to provide Parent with any information, certificates, documents or other materials about the Company and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by Parent prior to the Effective Time. The Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall reimburse the Company for reasonable expenses thus incurred by Company should this Agreement be terminated for any reason. Parent shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding the Company unless the Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.16. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.17. Transaction Expenses of the Company.

(a) The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses that the Company and its Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b) Parent, in reasonable consultation with the Company, shall (subject to Section 9.3 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.18 Pre-Closing Delivery of Financial Statements. Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.18 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.18 and all other reports delivered by the Company hereunder.

6.19 ISRA. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from the Company that is approved by Parent) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Certification (in form and substance satisfactory to Parent) prepared by a

New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Negative Declaration,” “Response Action Outcome” or approval of any “Remedial Action Workplan,” as such terms are defined under ISRA and SRRA, or (iii) an approval of a Remedial Action Workplan (in form and substance satisfactory to the Parent) , or (iv) issuance of a Negative Declaration, waiver or other approval by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to N.J.A.C. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that the Company or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of the Company’s obligations under this Section 6.19.

6.20 Section 16 Matters. Prior to the Effective Time, to the extent permitted by Law without expense to the Parties, the Parties will use commercially reasonable efforts to take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock or purchase of shares of Parent Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.21 Tax Treatment. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.22 Payment of Retention Bonuses. Provided that a person listed on Section 6.22 of the Company Disclosure Schedule (i) remains an employee of the Company or the Company’s Bank from the date hereof through the date after the Effective Time when that person’s job function has been converted or transitioned and (ii) does not accept employment with Parent, Parent’s Bank or another Subsidiary of Parent for any period subsequent to the Effective Time, Parent shall pay to such person the bonus compensation provided for such employee in Section 6.22 of the Company Disclosure Schedule.

6.23 Shareholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.24 No Control Over Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.25 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.25 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company. The issuance of all shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of all New Stock Options) shall have been approved by the requisite vote of the shareholders of Parent. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the New Jersey Department, the FRB, the SEC and (if necessary) the NJDEP) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of any term or condition that would, in Parent’s reasonable judgment, impair, in any material respect, the value of the Merger to Parent. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both the Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more Parties, the Company’s Bank or the Parent’s Bank in connection with this Agreement or the Bank Merger Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler LLP, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler LLP representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler LLP and dated the date of such opinion, on which Lowenstein Sandler LLP shall be entitled to rely.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(f) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company. Except for those representations and warranties that are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Accountant’s Letter. If requested by Parent prior to the date on which the SEC declares the S-4 effective, the Company shall have caused to be delivered to Parent “cold comfort” letters or letters of procedures from the Company’s independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company’s shareholders and (ii) a date not earlier than five Business Days preceding the date of the Closing and addressed to the Parent, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) on the Company and its Subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(e) Required Steps. The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(f) FIRPTA. The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Conditions to the Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations and warranties that are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Required Steps. The Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either Parent or the Company if (i) the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof or (ii) the approval of the shareholders of Parent required for the issuance of the shares of Parent Common Stock issuable pursuant to this Agreement (including without limitation the shares of Parent Common Stock issuable upon exercise of the New Stock Options) shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Parent) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company (A) pays to Parent the Termination Fee and Termination Expenses, and (B) delivers to Parent a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent if (I) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of the Company’s Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses pursuant to Section 8.5 of this Agreement;

(i) by Parent if the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date;

(j) by the Company if the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(k) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire board, at any time during the five day period commencing on the day after the Determination Date, if both of the following conditions are satisfied:

(1) the Parent Common Stock Average Price on the Determination Date shall be less than $8.0256 (the “Base Amount”); and

(2) (i) the number (rounded to four decimals) obtained by dividing the Parent Common Stock Average Price on the Determination Date by the Parent Initial Price (the “Parent Ratio”) shall be less than (ii) the number (rounded to four decimals) obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the “Index Ratio”);

Notwithstanding the foregoing, if the Company elects to exercise its termination right pursuant to this subsection (k), it shall give prompt written notice to Parent. During the seven-day period commencing with its receipt of such notice, Parent shall have the option of increasing the Per Share Stock Consideration to be received by the holders of Company Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Base Amount multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Common Stock Average Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such seven-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (k).

For purposes of this subsection (k), the following terms shall have the following meanings:

“Final Index Price” means the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means $ 1,934.3395.

“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the 20 consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the Determination Date.

“Parent Initial Price” means $10.0320.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the Parent Common Stock Average Price shall be appropriately adjusted for the purposes of applying this Section 8.1(k).

8.2 Effect of Termination; Liquidated Damages.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) subject to Section 8.2(b) of this Agreement, in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

(b) In the event that the Company terminates this Agreement in accordance with Sections 8.1(e) or 8.1(f) of this Agreement, Parent agrees that it would be extremely difficult, if not impossible, to ascertain the actual amount of harm which Company will have suffered. Therefore, not by way of damage or penalty, but as a reasonable estimation of the potential harm Company may have incurred, Parent agrees that in the event that the Company terminates this Agreement in accordance with Sections 8.1(e) or 8.1(f) of this Agreement, Parent shall pay to Company fifty percent (50%) of the Maximum Amount as liquidated damages. Such payment, which shall be in lieu of any other claim for monetary damages which the Company may have hereunder, shall be paid by Parent to Company within five (5) Business Days after the date on which Parent acknowledges that the Company’s termination was effected in accordance with Sections 8.1(e) or 8.1(f) of this Agreement or, if no such acknowledgment is made, within five (5) Business Days after the date on which a final, non-appealable order is issued by a court of competent jurisdiction to the effect that the Company’s termination was effected in accordance with Sections 8.1(e) or 8.1(f) of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(g) of this Agreement or by Parent pursuant to Section 8.1(h) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) $2,950,000 (the “Termination Fee”) and (y) the dollar amount of out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as certified by Parent upon receipt of the Company’s notice of termination or delivery of Parent’s notice of termination, whichever is applicable), up to $325,000 in such expenses (the “Termination Expenses”), provided, however that the sum of the Termination Fee and the Termination Expenses shall not exceed $3,275,000 (the “Maximum Amount”);

(ii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the Termination Expenses; and

(iii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Company shall pay Parent, on the earlier of the date of such execution or consummation, a fee equal to the Maximum Amount less any Termination Expenses paid to Parent pursuant to clause (ii) of this Section 8.5.

For purposes of clauses (ii) and (iii) of this Section 8.5, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) of this Agreement except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

ARTICLE IX

GENERAL PROVISIONS

(d) 9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement

9.3 Expenses. Except as otherwise provided in Section 8.5 of this Agreement and in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company and Parent shall be shared equally by Parent and the Company.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Thomas J. Shara, President and Chief Executive

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.

and

(b) if to the Company, to:

Somerset Hills Bancorp

155 Morristown Road,

Bernardsville, New Jersey 07924

Attn: Stewart E. McClure, Jr., Chief Executive Officer

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08901

Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market or the NASDAQ Global Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and the Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and the Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Acquired Hedging Assets” means all of SFS’ interest rate swaps, caps, floors, collars, options, futures and forward contracts, foreign exchange contracts, currency swaps, principal only trades, treasury trades, or other arrangements entered into or purchased to hedge the interest rate risk associated with the Mortgage Loans (including Loans in Process).

“Acquired Mortgage Loans” means all Mortgage Loans owned by the SFS on the Closing Date.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means each of Fannie Mae, Freddie Mac and Ginnie Mae.

“Applicable Law” means collectively, any federal, state or local constitution, Law or similar legal requirement, or any directive, policy or order that is made or given at any time or from time to time by any Governmental Entity, to which the Company and/or any of its Subsidiaries is subject or which is otherwise applicable to the origination, processing, underwriting, closing, funding, insuring, selling, purchasing, servicing or subservicing of Mortgage Loans, and any applicable and valid order, verdict, judgment or consent decree.

“Applicable Requirements” means collectively, (i) the terms of a Mortgage Loan (including, without limitation, the related mortgage note and mortgage or other security interest), (ii) all Applicable Laws, (iii) all obligations, under any Contract, (iv) all other applicable requirements and guidelines of any Agency, Investor or Governmental Entity having jurisdiction; and (v) the reasonable and customary practices of prudent mortgage lending, underwriting, processing, origination, insuring, closing, funding, servicing, subservicing, loss mitigation, foreclosure, and real property administration firms and institutions.

“Auditor” means any Person that has reviewed, sampled or tested the origination of some or all of the Mortgage Loans, including, without limitation, for compliance with applicable Investor Programs and underwriting guidelines

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Freddie Mac Exclusionary List” means the list compiled, maintained and distributed by Freddie Mac containing names and other information concerning persons or entities that are excluded or suspended from participating in transactions or doing business with Freddie Mac, either directly or indirectly or as a principal, together with any such similar lists compiled by any other Agency or other Investor.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Investor” means (i) each Agency, (ii) any Person who has acquired an interest in any Mortgage Loans or with respect to which SFS has a Contract for the future sale of mortgage loans, (iii) any Person that insures or guarantees the risk of loss upon borrower default on any Mortgage Loan, including without limitation, private mortgage insurers, the Federal Housing Administration and the Veterans Administration and (iv) any Person that provides life, hazard, disability, title or other insurance with respect to any Mortgage Loan or related real property.

“Investor Program” means the terms and conditions, including, without limitation, underwriting guidelines, under which each Mortgage Loan (including Loans in Process) were processed and, if applicable, closed.

“Knowledge” means, with respect to the Company, the actual knowledge of Stewart E. McClure, Jr., James M. Nigro or Alfred J. Soles and with respect to Parent, the actual knowledge of Thomas J. Shara, Joseph F. Hurley, Robert A. Vandenbergh or Timothy J. Matteson.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Loans in Process” means any Mortgage Loan that, as of any date of determination, has not closed.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Mortgage Loans” means any all loans secured by one to four family residential properties, mixed use properties (but only to the extent subject to HUD’s 203(k) program), loans secured by interests in cooperatives, condominium units and units in planned unit developments owned, originated (or in the process of origination), serviced or subserviced by SFS at any time, including any real property acquired in connection with the default of any mortgage loan.

“Most Recent Balance Sheet” means the most recent balance sheet included within the Company Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business and (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Parent’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and the Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.

(b) The following terms are defined in the following sections of this Agreement:

401(k) Plan	6.7(c)
Accounting Firm	3.6(a)
Acquisition Proposal	5.3(e)(i) and 8.5
Advisory Firm	3.7
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Banking Act	1.14
Bank Merger	1.14
Bank Merger Agreement	1.14
Base Amount	8.1(k)(1)
BCA	1.1
BCSRA	3.17(d)
BHCA	3.1(a)
BOLI	3.16(g)
BOLI Covered Individuals	3.16(g)
Cash Designated Shares	1.5(c)(i)
Cash Election	1.5(b)
Cash Election Shares	1.5(b)
Cash Number	1.5(b)
cause	6.11
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Closing Notice	1.2
Code	1.5(i)
Company	Preamble
Company’s Bank	Recital A
Company Benefit Plans	3.11(a)
Company Board Recommendation	3.3(a)
Company Common Stock	1.4(a)
Company Contract	3.14
Company Disclosure Schedule	Article III Lead-in
Company Employees	6.7(a)
Company Financial Statements	3.6(a)
Company Pension Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Property	3.16(a)
Company Properties	3.16(a)
Company Regulatory Agencies	3.5(a)

Company Reports	3.5(b)
Company Shareholder Approval	5.3(a)
Company Shareholders’ Meeting	6.3
Company Stock Compensation Plans	1.7(a)
Company Subsequent Determination	5.3(b)
Company Welfare Plans	3.11(a)
Confidentiality Agreement	5.3(a)
Constituent Corporation	Preamble
Constituent Corporations	Preamble
control	Definition of “Affiliate”
Covered Person	3.19
CRA	3.13(b)
Cut-off Date	8.1(c)
Derivatives Contract	3.23(b)
Determination Date	1.2
DPC Shares	1.4(b)
DOL	3.11(b)
Effective Time	1.2
Election Deadline	1.5(h)
Environmental Laws	3.17(d)
Environmental Matters	3.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	1.6
Exchange Fund	2.1
Exchange Ratio	1.4(a)(i) and 8.1(k)
Filing Documents	6.1(c)
Final Index Price	8.1(k)
FDIC	3.1(b)
Form of Election	1.5(b)
FRB	3.4
Governmental Entity	3.4
High Risk Loans	3.20(f)
Indemnitees	6.8(a)
Index Ratio	8.1(k)(2)
Initial Index Price	8.1(k)
Insurance Agreement	3.16(g)
Insurance Amount	6.8(b)
Intellectual Property	3.25(i)(1)
IRS	3.10(a)
ISRA	3.17(d)
IT Assets	3.25(i)(2)
Lending Manual	5.1(r)
Licensed Intellectual Property	3.25(i)(3)
Loan	3.20(a)
Loan Property	3.17(d)

LSRP	6.19
Maximum Amount	8.5(i)
Merger	Recital A
Merger Consideration	1.4(c)
Negative Declaration	6.19
New Jersey Department	1.14
New Stock Options	1.7(a)
NJDEP	6.19
Non-Election	1.5(b)
Non-Election Shares	1.5(b)
Notice of Superior Proposal	5.3(b)
Old Stock Options	1.7(a)
Option Grant Agreement	1.7(a)
OREO	3.20(b)
Owned Intellectual Property	3.25(i)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Parent	Preamble
Parent Common Stock	1.4(a)(i)
Parent Common Stock Average Price	8.1(k)
Parent Disclosure Schedule	Article IV Lead-in
Parent DRIP	4.2(a)
Parent Financial Statements	4.6
Parent Initial Price	8.1(k)
Parent Plans	6.7(a)
Parent Preferred Stock	4.2(a)
Parent Ratio	8.1(k)(2)
Parent Regulatory Agencies	4.5
Parent Reports	4.7
Parent Shareholders’ Meeting	6.3
Parent Stock Incentive Plans	4.2(a)
Parent’s Bank	Recital A
Participation Facility	3.17(d)
Parties	Preamble
Party	Preamble
Patents	3.25(i)(1)
Per Share Cash Consideration	1.4(a)(ii)
Per Share Stock Consideration	1.4(a)(i)
Personal Property Leases	3.16(e)
Proxy Statement	3.4
RCRA	3.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.25(i)(5)
Registration	3.25(i)(5)
Regulated Substances	3.17(d)
Regulatory Agreement	3.15
Remedial Action Workplan	6.19

Response Action Outcome	6.19
S-4	3.4
SEC	3.4
Securities Act	3.5(b)
SFS	3.27(c)
Spill Act	3.17(d)
SRRA	3.17(d)
Stock Designated Shares	1.5(c)(ii)
Stock Election	1.5(b)
Stock Number	1.5(b)
Stock Exchanged Shares	1.5(e)(i)
Stock Option	1.7(a)
Stock Options	1.7(a)
Superior Proposal	5.3(e)(ii)
Surviving Bank	1.14
Surviving Corporation	1.1
Taxes	3.10(h)
Tax Opinion	1.5(i)
Tax Returns	3.10(h)
Termination Expenses	8.5(i)
Termination Fee	8.5(i)
Trademarks	3.25(i)(1)
Trade Secrets	3.25(i)(1)
Trust Account Shares	1.4(b)
Voting Agreements	6.5

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Name: Thomas J. Shara
Title: President and Chief Executive Officer

SOMERSET HILLS BANCORP

By:	/s/ Stewart E. McClure, Jr.
Name: Stewart E. McClure, Jr.
Title: President, Chief Executive Officer and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

MERGER AGREEMENT BETWEEN

LAKELAND BANK

AND

SOMERSET HILLS BANK

UNDER THE CHARTER OF LAKELAND BANK,

UNDER THE TITLE OF LAKELAND BANK

THIS MERGER AGREEMENT (this “Agreement”) is made between Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, and Somerset Hills Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, each acting pursuant to a resolution duly adopted by its board of directors authorizing this Agreement, pursuant to the authority given by and in accordance with the provisions of Section 134 of the New Jersey Banking Act of 1948, as amended (N.J.S. 17:9A-134).

W I T N E S S E T H :

Section 1. The name of the merging bank is Somerset Hills Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Somerset Hills Bank”), with its principal office being located at 155 Morristown Road, Borough of Bernardsville, County of Somerset, in the State of New Jersey, having branch offices at the locations set forth on Schedule I hereto, and having capital of $[        ], divided into [                ] shares of common stock, each of $[        ] par value, surplus of $[        ], and undivided profits of $[        ], as of December 31, 2012.

Section 2. The name of the receiving bank is Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Lakeland Bank”), with its principal office being located at 250 Oak Ridge Road, Township of Oak Ridge, County of Passaic, in the State of New Jersey, having branch offices at the locations set forth on Schedule II hereto, and having capital of $[        ] divided into [                ] shares of common stock, each of $[        ] par value, surplus of $[        ], and undivided profits of $[        ], as of December 31, 2012.

Section 3. Somerset Hills Bank shall be merged into Lakeland Bank under the charter of Lakeland Bank. After the merger is effected, the name of the receiving bank (the “Receiving Bank”) shall be Lakeland Bank.

Section 4. The persons named below shall serve as the board of directors of the Receiving Bank at the Effective Time (as hereinafter defined):

[Names to be inserted: to consist of the existing Lakeland Bank Board and two designees from the Somerset Hills Bank Board]

Section 5. The persons named below shall serve as the officers of the Receiving Bank at the Effective Time (as hereinafter defined), in the respective capacities set forth opposite their respective names:

[Names to be inserted]

Section 6. The business of the Receiving Bank shall be that of a New Jersey-chartered commercial bank. At the Effective Time (as hereinafter defined), the principal office of the Receiving Bank shall be maintained at 250 Oak Ridge Road, Oak Ridge, New Jersey.

Section 7. The branch offices at the locations set forth on each of Schedule I and Schedule II hereto shall be continued as branch offices of the Receiving Bank.

Section 8. This Agreement shall be submitted to the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner of Banking and Insurance of New Jersey (the “Commissioner”) for approval of the merger. Upon receiving the requisite approval of the merger from each of the FDIC (pursuant to 12 U.S.C. § 1828(c)(2)(C)) and the Commissioner (pursuant to N.J.S. 17:9A-136), this Agreement shall be ratified, confirmed and approved by the shareholders of each bank holding at least two-thirds (2/3) of its capital stock entitled to vote, at separate meetings called for that purpose in accordance with N.J.S. 17:9A-137. The merger will become effective at the time (the “Effective Time”) this Agreement, with certifications attached certifying requisite shareholder approval as to each bank, is filed with the Department of Banking and Insurance of New Jersey. At the Effective Time, the certificate of incorporation of the Receiving Bank shall read in its entirety as set forth in Schedule III annexed hereto.

Section 9. At the Effective Time, the amount of capital stock of the Receiving Bank shall be $[        ], divided into [                ] shares of common stock, each of $[        ] par value, and at the Effective Time the Receiving Bank shall have a surplus of $[        ], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in Sections 1 and 2 of this Agreement, adjusted however, for normal earnings and expenses between December 31, 2012, and the Effective Time. The capital stock and surplus of the Receiving Bank at the Effective Time shall be no less than the amount required pursuant to N.J.S. 17:9A-135.

Section 10. The sole shareholder of Lakeland Bank (which entity, immediately prior to the Effective Time, will also be the sole shareholder of Somerset Hills Bank) (the “Shareholder”) shall retain its rights in the capital stock presently outstanding, which shall immediately and automatically become [                ] shares of common stock of the Receiving Bank, each with $[        ] par value, and additionally the Shareholder, in exchange for the shares of Somerset Hills Bank shall be entitled to receive [                ] additional shares of common stock of the Receiving Bank, each with $[        ] par value.

Section 11. All assets of each of the merging banks, as they exist at the Effective Time, shall pass to and vest in the Receiving Bank without any conveyance or other transfer. The Receiving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time.

Section 12. This Agreement shall be terminated automatically if that certain Agreement and Plan of Merger, dated as of January 28, 2013, by and between Lakeland Bancorp, Inc., a New Jersey corporation, and Somerset Hills Bancorp, a New Jersey corporation (the “Agreement and Plan of Merger”), is terminated as provided in the Agreement and Plan of Merger.

Section 13. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 14. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

[Signature page follows.]

WITNESS, the signatures and seals of the merging banks this      day of         , 2013, each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	LAKELAND BANK

By:

ATTEST:	SOMRSET HILLS BANK

By:

STATE OF NEW JERSEY	)
: ss.
COUNTY OF [—]	)

On this      day of         , 2013, before me, a Notary Public for this state and county, personally came             , as             , and             , as of Lakeland Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

STATE OF NEW JERSEY	)
:ss.
COUNTY OF [—]	)

On this      day of         , 2013, before me, a Notary Public for this state and county, personally came             , as             and              as              of Somerset Hills Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

SCHEDULE I

Location of Branch Offices of Somerset Hills Bank

SCHEDULE II

Location of Branch Offices of Lakeland Bank

SCHEDULE III

Certificate of Incorporation of Receiving Bank

[See attached.]

EXHIBIT B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of January 28, 2013, by and between Lakeland Bancorp, Inc., a New Jersey corporation and registered bank holding company (“Parent”), and the shareholder of Somerset Hills Bancorp, a New Jersey corporation and registered bank holding company (the “Company”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Company Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Company Common Stock), the “Company Common Shares”) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Company Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Company Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the

Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of the Company called to vote for approval of the Merger, however called, or in connection with any written consent of the Company’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Acquisition Proposal.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Parent, the Shareholder agrees from and after the date hereof not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Company Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement. If so requested by Parent, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than the Parent or its directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or agree to or otherwise assist in the effectuation of any Acquisition

Proposal or comment publicly in favor of any Acquisition Proposal; provided, however, that nothing herein shall prevent the Shareholder from taking any action, or omitting to take any action, (i) if applicable, as a member of the Board of Directors of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations as a Director of the Company after consultation with outside counsel or (ii) if applicable, as an officer of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations, if any, as an officer of the Company after consultation with outside counsel, in each case to the extent, and only to the extent, permitted by Section 5.3 of the Merger Agreement.

III. GENERAL

3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Parent and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when Parent has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by the Company’s shareholders. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

3.6 Proxy. The Shareholder hereby constitutes and appoints the President of Parent, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce Parent to execute the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.

[signature pages follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

LAKELAND BANCORP, INC.

By:
Name:	Thomas J. Shara
Title:	President and Chief Executive Officer

(Shareholder signature page follows)

[Parent Signature Page to Voting Agreement]

SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Jointly Owned Shares:

Notice Address:

[Shareholder Signature Page to Voting Agreement]